EXHIBIT 99.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF INTERIM SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In August 2009, the Partnership completed the 2009 Acquisition. Because the 2009 Acquisition represents a transaction between entities under common control, the Partnership’s historical financial information has been recast, similar to a pooling of interests, to include the financial position, results of operations and cash flows of the assets acquired and liabilities assumed in the 2009 Acquisition for all periods presented. The recast historical financial information presents the Partnership Properties as if they were owned by the Partnership for all periods owned presented. Accordingly, the following Management’s Discussion and Analysis of Interim Supplemental Financial Condition and Results of Operations has been prepared to discuss and analyze the Partnership’s financial condition as of June 30, 2009 and results of operations for the six months ended June 30, 2009 and 2008, which has been recast from that presented in the Partnership’s Form 10-Q for the quarter ended June 30, 2009.

The Partnership's Recast Interim Financial Statements are included as Exhibit 99.7 to this Report that includes this recast Management’s Discussion and Analysis of Interim Period Supplemental Financial Condition and Results of Operations. The following discussion and analysis of the Partnership’s interim period supplemental financial condition and results of operations should be read in conjunction with the Recast Interim Financial Statements, including the accompanying notes, and in conjunction with the Recast Financial Statements and associated Management’s Discussion and Analysis of Supplemental Financial Condition and Results of Operations, which are filed as exhibits 99.7, 99.4 and 99.3 to this Report, respectively.

Financial and Operating Performance

The Partnership's supplemental financial and operating performance for the six months ended June 30, 2009 included the following highlights:

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Supplemental earnings declined to net income of $12.5 million ($.34 per common unit) for the first half of 2009, as compared to net income of $63.9 million ($.53 per common unit) for the first half of 2008. The decrease in earnings is primarily attributable to (i) $32.5 million of 2009 unrealized derivative losses recorded under the mark-to-market accounting method and (ii) commodity price declines since the first half of 2008, partially offset by (iii) results from cost reduction initiatives. The disproportionate period-to-period decline in net income, as compared to the decline in net income per common unit, is due to Partnership Predecessor operations existing on the 2008 IPO Acquisitions property interests during the period from January 1, 2008 through May 5, 2008; whereas, the Partnership owned the 2008 IPO Acquisitions property interests during the entire first half of 2009. Net income attributable to Partnership Predecessor operations is not allocated to common unitholders for the net income per common unit calculations.

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Daily sales volumes decreased by three percent to 6,350 BOEPD, as compared to 6,529 BOEPD in the first half of 2008, primarily due to NGL inventory and production adjustments and decreases in workover operations in support of cost reduction initiatives.

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Average reported oil, NGL and gas sales prices decreased to $88.15 per Bbl, $36.66 per Bbl and $5.21 per Mcf, respectively, during the first half of 2009 as compared to $107.33 per Bbl, $48.28 per Bbl and $7.00 per Mcf, respectively, during the first half of 2008.

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Average oil and gas production costs per BOE declined to $14.36 for the first half of 2009, as compared to $15.58 for the first half of 2008, primarily as a result of cost reduction initiatives implemented to mitigate the effects of commodity price declines encountered since the first half of 2008.

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Net cash provided by operating activities decreased to $39.1 million, as compared to $74.1 million in the first half of 2008. The decrease in 2009, as compared to 2008, is primarily due to first half 2008 a decline in oil, NGL and gas revenue and working capital changes.

Recent Events

August 2009 property acquisition. On August 31, 2009, Pioneer Southwest LLC completed the 2009 Acquisition of the 2009 Acquired Property Interests from Pioneer USA pursuant to a Purchase and Sale Agreement dated August 31, 2009 among Pioneer Southwest LLC, the Partnership and Pioneer USA. The effective date of the transaction was July 1, 2009. The 2009 Acquired Property Interests represent oil and gas properties located in the Spraberry field in the Permian Basin of West Texas.

Pioneer Southwest LLC paid $169.6 million in cash, including estimated customary closing adjustments, for the 2009 Acquired Property Interests and assumed net obligations associated with certain commodity price derivative positions and certain other liabilities that were assigned by Pioneer USA to Pioneer Southwest LLC. The Partnership funded the acquisition with $31.6 million of cash on hand and borrowings under the Partnership's $300 million revolving credit facility (the "Credit Facility").

Financial markets. During the second half of 2008, worldwide financial markets experienced significant turmoil as a result of a worldwide economic slowdown and a significant decline in the availability of liquidity provided by the financial markets. While these conditions continued through the first quarter of 2009, the availability of liquidity in the financial markets has seen some improvement since April of 2009. In response to the economic slowdown, governments worldwide have taken steps to enhance confidence and support the financial markets. The success of the steps taken and the duration of the uncertainty in the financial markets cannot be predicted. The Partnership is closely monitoring the economic environment, including changes in energy demand and fluctuations in commodity prices, the impact of which is mitigated by the Partnership's derivative price risk activities. Depending on the severity and duration of the worldwide economic decline, these market conditions could negatively impact the Partnership’s liquidity, financial position and future results of operations. See Note H of Notes to the Recast Interim Financial Statements included in Exhibit 99.7 to this Report for additional information about the Partnership's derivative contracts, and "Quantitative and Qualitative Disclosures About Market Risk" below, for information about the Partnership's commodity related derivative financial instruments.

As of June 30, 2009, the Partnership had $34.3 million of cash and cash equivalents on deposit, held approximately $12.4 million of accounts receivable related to oil, NGL and gas sales, was a party to derivative financial instruments, of which $68.7 million represent assets of the Partnership, had no outstanding long-term debt and had approximately $190 million of available borrowing capacity under the Credit Facility (the Partnership had approximately $135 million of available borrowing capacity under its Credit Facility after the completion of the purchase of the 2009 Acquired Property Interests in August 2009). The amount of liquidity under the Credit Facility is subject to a covenant requiring that the Partnership maintain a specified ratio of the net present value of the Partnership's projected future cash flows from its oil and gas assets to total debt, with the variables on which the calculation of net present value is based (including assumed commodity prices and discount rates) being subject to adjustment by the lenders. Therefore, the amount that the Partnership may borrow under the Credit Facility in the future could be reduced as a result of lower oil, NGL or gas prices, among other items. The Partnership is monitoring the liquidity and the credit standings of its counterparties, including its banks, derivative counterparties and purchasers of the commodities the Partnership produces and sells.

Commodity prices. The reduced liquidity provided by the worldwide financial markets and other factors have resulted in an economic slowdown in the United States and other industrialized countries, which has further resulted in significant reductions in worldwide energy demand. At the same time, North American gas supply has increased as a result of the rise in domestic unconventional gas production. The combination of lower demand due to the economic slowdown and higher North American gas supply resulted in significant declines in oil, NGL and gas prices during the second half of 2008 and the first half of 2009. During the first half of 2009, commodity prices increased modestly, but remained volatile. Although the Partnership has entered into derivative contracts on a large portion of its production volumes through 2013, a sustained lower commodity price environment would result in lower realized prices for unprotected volumes and reduce the prices at which the Partnership could enter into derivative contracts on additional volumes in the future. As a result, the Partnership's internal cash flows would be reduced for affected periods. The timing and magnitude of commodity price declines or recoveries cannot be predicted. A sustained decline in commodity prices could result in a shortfall in expected cash flows and require the Partnership to reduce its distributions. Additionally, a sustained decline in commodity prices could reduce the Partnership's borrowing capacity under its Credit Facility.

Novation of derivative agreements. In connection with the 2009 Acquisition, novation agreements were entered into among Pioneer, the Partnership and certain derivative instrument counterparties, which transferred Pioneer’s rights and responsibilities under certain derivative instruments to the Partnership on August 31, 2009. The derivative instruments that were novated to the Partnership on August 31, 2009 were not designated as cash flow hedges and are being accounted for under the mark-to-market accounting method and represented a liability of $5.2 million on August 31, 2009. See Note H of Notes to the Supplemental Interim Financial Statements included in Exhibit 99.7 to this Report and "Quantitative and Qualitative Disclosures About Market Risk" below, for additional information about the Partnership's commodity related derivative financial instruments.

Initial public offering. On May 6, 2008, the Partnership completed its initial public offering of 9,487,500 common units, including the units issued pursuant to the exercise of the underwriters' over-allotment option, representing a 31.6 percent limited partner interest in the Partnership. Pioneer owns a 0.1 percent general partner interest and a 68.3 percent limited partner interest in the Partnership. The Partnership used the net proceeds of $163.1 million from the offering to acquire an interest in Pioneer Southwest USA, the entity through which Pioneer owned the Partnership's oil and gas properties in the Spraberry field, and to acquire an incremental working interest in certain of the oil and gas properties owned by Pioneer Southwest USA.

2009 Outlook

Commodity prices. The oil, NGL and gas markets are highly volatile, and the Partnership cannot predict future oil, NGL and gas prices. Prices for oil, NGL and gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil, NGL and gas, market uncertainty and a variety of additional factors that are beyond the Partnership's control, such as worldwide economic conditions, developments in the issues currently impacting Iraq and Iran and the Middle East in general; the extent to which members of the Organization of Petroleum Exporting Countries ("OPEC") and other oil exporting nations are able to continue to manage oil supply through export quotas; and overall North American gas supply and demand fundamentals, including the impact of weather conditions and increasing LNG deliveries to the United States. Although the Partnership cannot predict the occurrence of events that may affect future commodity prices or the degree to which these prices will be affected, the prices for any commodity that the Partnership produces will generally approximate current market prices in the geographic region of the production. From time to time, the Partnership expects that it may use derivative contracts to reduce a portion of its commodity price risk in order to mitigate the impact of price volatility on its oil, NGL and gas revenues. See Note H of Notes to the Supplemental Interim Financial Statements included in Exhibit 99.7 to this Report and "Item 3. Quantitative and Qualitative Disclosures About Market Risk" below, for disclosures about the Partnership's commodity related derivative financial instruments.

Derivative designations. Effective February 1, 2009, the Partnership discontinued hedge accounting on all existing commodity derivative instruments, and since that date has accounted for derivative instruments using the mark-to-market accounting method. Therefore, for the period from February 1, 2009 through June 30, 2009, the Partnership has recognized, and in the future will recognize, all changes in the fair values of its derivative contracts as gains or losses in the earnings of the period in which they occur.

Drilling opportunities. The Partnership acquired undeveloped leasehold acreage attributable to the 2009 Acquired Property Interests and intends to commence a two-rig drilling program during the fourth quarter of 2009. Additionally, the Railroad Commission of Texas approved field-wide optional 20-acre downspacing for the Spraberry field in 2008, and the Partnership is evaluating the potential benefit of drilling on 20-acre downspacing if margins improve. The Partnership's proved reserves do not currently include reserves that could be recovered from these 20-acre locations. Pioneer has reported that in 2008, it drilled 18 wells on 20-acre spacing with encouraging results.

Results of Operations

Oil and gas revenues. Oil and gas revenues totaled $76.6 million for the six months ended June 30, 2009, as compared to $99.5 million for the six months ended June 30, 2008.

The decrease in oil and gas revenues during the six months ended June 30, 2009, as compared to the same period of 2008, was primarily due to decreases in commodity prices and to a decrease of three percent in average daily sales volumes. In the comparisons, the average reported oil price decreased by 18 percent, the average reported NGL price decreased by 24 percent and the average reported gas price decreased by 26 percent. The decrease in sales volume was due to declines in workover operations in support of cost reduction initiatives and normal production declines. The decrease in sales volume was partially offset by the sale of 232 BOEPD in the first six months of 2009 of stored NGL volumes that were previously deferred as a result of damage caused to Gulf Coast fractionation facilities by Hurricane Ike in September 2008.

            The following table provides average daily sales volumes for the six months ended June 30, 2009 and 2008:

	Six Months Ended
	June 30,
	2009	2008

Oil (Bbls)	3,809	4,029
NGLs (Bbls)	1,481	1,458
Gas (Mcf)	6,359	6,250
Daily sales volume (BOE)	6,350	6,529

The following table provides the Partnership's average reported prices, including the results of derivative activities, and average realized prices, excluding the results of derivative activities, for the six months ended June 30, 2009 and 2008:

	Six Months Ended
	June 30,
	2009	2008

Average reported prices:
Oil (Bbls)	$88.15	$107.33
NGLs (Bbls)	$36.66	$48.28
Gas (Mcf)	$5.21	$7.00
Total (BOE)	$66.64	$83.71

Average realized prices:
Oil (Bbls)	$46.70	$109.82
NGLs (Bbls)	$21.23	$49.01
Gas (Mcf)	$2.72	$6.96
Total (BOE)	$35.69	$85.38

Derivative activities. The Partnership expects to utilize commodity swap and option contracts primarily to reduce the impact on the Partnership's net cash provided by operating activities from the price volatility of the commodities the Partnership produces and sells. In connection with the 2009 Acquisition, novation agreements were entered into among Pioneer, the Partnership and certain derivative instrument counterparties, which transferred Pioneer’s rights and responsibilities under certain derivative instruments to the Partnership on August 31, 2009. The derivative instruments that were novated to the Partnership on August 31, 2009 included oil and gas swap contracts for portions of the Partnership’s fourth quarter 2009 and annual 2010, 2011, 2012 and 2013 production; NGL swap contracts for portions of the Partnership’s 2011 and 2012 production; and, three-way oil collar contracts for portions of the Partnership’s 2010, 2011, 2012 and 2013 production. See Note H of Notes to the Supplemental Interim Financial Statements included in Exhibit 99.7 to this Report and "Quantitative and Qualitative Disclosures About Market Risk" below, for additional information about the Partnership's commodity related derivative financial instruments.

Oil and gas production costs. The Partnership recognized oil and gas production costs of $16.5 million during the six months ended June 30, 2009, as compared to $18.5 million during the six months ended June 30, 2008. During the six months ended June 30, 2009, oil and gas production costs per BOE decreased by eight percent, as compared to the six months ended June 30, 2008.

The Partnership's production costs for the six months ended June 30, 2009 decreased as compared to the six months ended June 30, 2008 primarily due to cost reduction initiatives implemented by Pioneer to mitigate commodity price declines that have occurred since the first half of 2008, including reduced workovers and overall reductions in oilfield services costs. Workover costs decreased for the six months ended June 30, 2009, as compared to the six months ended June 30, 2008, primarily as a result of lower commodity prices reducing the return on investment associated with certain workovers to the point that they were not economical to perform.

The Partnership's lease operating expense also included an allocation of Pioneer's direct internal costs associated with the operations of the Partnership Predecessor. In May 2008, Pioneer, as operator, began charging the Partnership COPAS Fees associated with operating the properties that the Partnership owned, instead of the direct internal costs incurred by Pioneer. Assuming the COPAS Fee had been charged in the Partnership Predecessor's historical results, lease operating expense would have been higher on a BOE basis by $0.21 and $1.80 for the six months ended June 30, 2009 and 2008, respectively.

The following table provides the components of the Partnership's oil and gas production costs per BOE for the six months ended June 30, 2009 and 2008:

	Six Months Ended
	June 30,
	2009	2008

Lease operating expenses	$13.69	$12.71
Workover costs	0.67	2.87
Production costs	$14.36	$15.58

Production and ad valorem taxes. The Partnership recorded production and ad valorem taxes of $4.7 million for the six months ended June 30, 2009, as compared to $7.4 million for the six months ended June 30, 2008. The decrease was primarily attributable to lower production taxes associated with lower commodity prices. This decrease was partially offset by an increase in ad valorem tax accruals during the six months ended June 30, 2009, as compared to the six months ended June 30, 2008. Since ad valorem taxes in Texas are determined, in part, based on commodity prices for the previous year, the Partnership's accrual for the six months ended June 30, 2009 for ad valorem taxes increased due to higher commodity prices in 2008 as compared to 2007.

The following table provides the Partnership's production and ad valorem taxes per BOE and total production and ad valorem taxes per BOE for the six months ended June 30, 2009 and 2008:

	Six Months Ended
	June 30,
	2009	2008

Ad valorem	$2.28	$1.89
Production	1.83	4.38
Total production and ad valorem taxes	$4.11	$6.27

Depletion, depreciation and amortization expense. The Partnership's DD&A expense was $7.2 million ($6.25 per BOE) for the six months ended June 30, 2009, as compared to $5.2 million ($4.40 per BOE) for the six months ended June 30, 2008. The increase in DD&A expense was primarily due to negative price revisions to proved reserves as a result of lower commodity prices on June 30, 2009 as compared to June 30, 2008.

General and administrative expense. General and administrative expense was $2.6 million for the six months ended June 30, 2009, as compared to $3.4 million for the six months ended June 30, 2008. The decrease in general and administrative expense was primarily due to a reduction in the per BOE rate used to allocate a portion of Pioneer's general and administrative expense to the Partnership. The Partnership Predecessor’s general and administrative expense consisted of an allocation of a portion of Pioneer's general and administrative expense based on the Partnership Predecessor's production as compared to Pioneer's total production from its United States properties (other than Alaska), as measured on a per barrel of oil equivalent basis. The Partnership and Pioneer entered into an Administrative Services Agreement as of May 6, 2008, pursuant to which Pioneer agreed to perform, either itself or through its affiliates or other third parties, administrative services for the Partnership, and the Partnership agreed to reimburse Pioneer for its expenses incurred in providing such services. Pioneer has informed the Partnership that expenses will be reimbursed based on a methodology of determining the Partnership's share, on a per BOE basis, of certain of the general and administrative costs incurred by Pioneer. Subsequent to the Offering, the Partnership is also responsible for paying for third-party services.

Interest expense. Interest expense was $380 thousand and $236 thousand for the six months ended June 30, 2009 and 2008, respectively. The Partnership’s interest expense related primarily to fees associated with the Partnership’s Credit Facility that became effective with the Offering. Interest expense increased during first half of 2009, as compared to the first half of 2008, because the Partnership had no outstanding debt or Credit Facility in place prior to the Offering. On August 31, 2009, the Partnership borrowed $138.0 million under the Credit Facility in partial funding of the cash consideration associated with the 2009 Acquisition. The Partnership’s 2009 interest expense will increase as a result of this increase in indebtedness. See Note D of Notes to the Recast Interim Financial Statements included in Exhibit 99.7 to this Report, for additional information about the Partnership's long-term debt and interest expense.

Derivative loss, net. Effective February 1, 2009, the Partnership discontinued hedge accounting on all existing commodity derivative instruments, and since that date has accounted for derivative instruments using the mark-to-market accounting method. Increases in commodity prices since February 1, 2009 have reduced the fair value of the Partnership's derivative contracts and resulted in net mark-to-market derivative losses of $32.5 million for the six months ended June 30, 2009. During the six months ended June 30, 2008, the Partnership accounted for its derivative contracts as cash flow hedges and effective changes in the fair values were recognized in AOCI - Hedging. In connection with the 2009 Acquisition, novation agreements were entered into among Pioneer, the Partnership and certain derivative instrument counterparties, which transferred Pioneer’s rights and responsibilities under certain derivative instruments to the Partnership on August 31, 2009. The derivative instruments that were novated to the Partnership on August 31, 2009 represented a net liability of $5.2 million on August 31, 2009, and will be accounted for by the Partnership using the mark-to-market method of accounting. See "Results of Operations – Oil and gas revenues – Derivatives activities," Note H of Notes to the Recast Interim Financial Statements included in Exhibit 99.7 to this Report and "Quantitative and Qualitative Disclosures About Market Risk" below, for additional information about the Partnership's commodity related derivative financial instruments.

Income tax provision. The Partnership recognized income tax provisions of $118 thousand and $677 thousand for the six months ended June 30, 2009 and 2008, respectively. The Partnership's effective tax rate is generally approximately one percent of taxable income apportioned to Texas, reflective of the Texas Margin tax. The Partnership's 0.9 percent effective tax rate for the first half of 2009 is primarily due to (i) the Texas Margin tax only allowing a portion of the Partnership's general and administrative expenses as a deduction from taxable margin and (ii) an increase in the projected percentage of income apportioned to Texas. See Note D of Notes to the Recast Interim Financial Statements included in Exhibit 99.7 to this Report for additional information regarding the Partnership’s income taxes.

Capital Commitments, Capital Resources and Liquidity

Capital commitments. The Partnership's primary needs for cash will be for production growth through drilling initiatives, acquisitions and/or production enhancements and for unitholder distributions. The Partnership may use any combination of internally- and externally-financed sources to fund acquisitions and unitholder distributions, including borrowings under its Credit Facility and funds from future private and public equity and debt offerings. In conjunction with the 2009 Acquisition, the Partnership announced that it plans to commence a two-rig drilling program on the 2009 Acquired Property Interests during the fourth quarter of 2009, and expects to invest approximately $60 million through the end of 2010 to develop proved undeveloped reserves. The Partnership expects to fund the 2009 and 2010 drilling programs primarily from internal operating cash flows and, to a lesser extent, from borrowings under the Credit Facility. As a result of the current circumstances in worldwide financial markets, the availability of external sources of short- and long-term capital funding is uncertain. Although the Partnership expects that internal cash flows and available borrowing capacity under its Credit Facility will be adequate to fund capital expenditures and planned unitholder distributions, no assurances can be given that such funding sources will be adequate to meet the Partnership's future needs.

The Partnership Agreement requires that the Partnership distribute all of its available cash to its partners. In general, available cash is defined to mean cash on hand at the end of a quarter after the payment of expenses and the establishment of cash reserves for future capital expenditures (including acquisitions), operational needs and distributions for any one or more of the next four quarters. Because the Partnership's proved reserves and production decline continually over time, the Partnership will need to mitigate the declines through drilling initiatives, production enhancement, and/or acquisitions of income producing assets that provide cash margins that allow the Partnership to sustain its level of distributions to unitholders over time. Currently, the Partnership is reserving approximately 25 percent of its cash flow to fund drilling activities in order to maintain its production and cash flow.

The Partnership has adopted a cash distribution policy pursuant to which it intends to declare distributions of $0.50 per unit per quarter, or $2.00 per unit per year, to be paid no later than 45 days after the end of each fiscal quarter. The distribution for the second quarter of 2009 of $0.50 per unit was declared by the Board of Directors of the General Partner and was paid on August 12, 2009 to unitholders of record on August 4, 2009.

Oil and gas properties. The Partnership's cash expenditures for additions to oil and gas properties during the six month ended June 30, 2009, totaled $678 thousand as compared to $7.2 million for 2008. The Partnership's expenditures for additions to oil and gas properties for the six months ended June 30, 2009 and 2008 were funded by net cash provided by operating activities. The Partnership currently expects that cash flows from operations will be sufficient to fund its capital expenditures during the second half of 2009.

Contractual obligations, including off-balance sheet obligations. As of June 30, 2009, the Partnership's contractual obligations were limited to asset retirement obligations, contingent VPP obligations and derivative obligations. The Partnership's asset retirement obligations and contingent VPP obligations have not materially changed since December 31, 2008. The fair value of the Partnership's derivative instruments represented net assets of approximately $68.3 million as of June 30, 2009; however, they continue to have market risk and represent contractual obligations of the Partnership. In connection with the 2009 Acquisition, the Partnership borrowed $138.0 million under its Credit Facility and was assigned derivative instruments representing net liabilities of approximately $5.2 million. The ultimate liquidation value of the Partnership's commodity derivatives will be dependent upon actual future commodity prices, which may differ materially from the inputs used to determine the derivatives' fair values at any point in time. The Partnership entered into these derivatives for the primary purpose of reducing commodity price risk on forecasted physical commodity sales and has an expectation of a high degree of correlation between changes in the derivative values and the forecasted commodity risks. See Notes C and H of Notes to the Supplemental Interim Financial Statements included in Exhibit 99.7 to this Report and "Quantitative and Qualitative Disclosures About Market Risk" for additional information regarding the Partnership's derivative positions. As of June 30, 2009, the Partnership was not a party to any material off-balance sheet arrangements.

A substantial portion of the properties that the Partnership owns are subject to the VPP. Pioneer has agreed that production from its retained properties subject to the VPP will be utilized to meet the VPP obligation prior to utilization of production from the Partnership Properties subject to the VPP. If any production from the interests in the properties that the Partnership owns is required to meet the VPP obligation, Pioneer has agreed that it will either (i) make a cash payment to the Partnership for the value of the production (computed by taking the volumes delivered to meet the VPP obligation times the price the Partnership would have received for the related volumes, plus any out-of-pocket expenses or other expenses or losses incurred in connection with the delivery of such volumes) required to meet the VPP obligation or (ii) deliver to the Partnership volumes equal to the volumes delivered pursuant to the VPP obligation. Accordingly, the VPP obligation is not expected to affect the liquidity of the Partnership. If Pioneer were to default in its obligation with respect to the Partnership's volumes to be delivered pursuant to the VPP obligation, the decrease in the Partnership's production would result in a decrease in the Partnership's cash available for distribution.

Capital resources. The Partnership's primary capital resources are expected to be net cash provided by operating activities, amounts available under its Credit Facility and, to the extent available, funds from future private and public equity and debt offerings. For 2009, the Partnership currently expects that cash on hand and cash flow from operations will be sufficient to fund the Partnership's capital expenditures and planned unitholder distributions, and that available borrowing capacity under its Credit Facility will provide adequate liquidity to fund acquisitions.

Operating activities. Net cash provided by operating activities during the six months ended June 30, 2009 was $39.1 million, as compared to $74.1 million for the six months ended June 30, 2008. The decrease in net cash provided by operating activities during the six months ended June 30, 2009, as compared to the six months ended June 30, 2008, was primarily due to decreases in oil, NGL and gas revenues and working capital changes.

As described in "Recent Events – Commodity prices," the commodity price declines that have occurred since mid-2008, although mitigated by the Partnership's derivative activities, have reduced the Partnership's internal cash flows. The timing and magnitude of commodity price declines and recoveries cannot be predicted, but a sustained decline in commodity prices could negatively impact the Partnership's ability to replace declining production and result in a decrease to unitholder distributions in the future.

Investing activities. Net cash used in investing activities during the six months ended June 30, 2009 was $678 thousand, as compared to $147.8 million for the six months ended June 30, 2008. The decrease in net cash used in investing activities during the six months ended 2009, as compared to the six months ended 2008, was due primarily to the acquisition of properties in connection with the 2008 IPO Acquisition. Future investing activities will include expenditures to drill proved undeveloped well locations acquired with the 2009 Acquired Property Interests.  Currently, a two-rig drilling program is expected to commence in the fourth quarter of 2009.

Financing activities. Net cash used in financing activities during the six months ended June 30, 2009 was $34.1 million, as compared to net cash provided by financing activities of $86.2 million during the six months ended June 30, 2008. The decreases in net cash provided by financing activities during the six months ended June 30, 2009, as compared to the six months ended June 30, 2008, was primarily due to the 2008 proceeds received from the Offering partially offset by the 2008 IPO Acquisitions purchase price in excess of Pioneer’s carrying value and a decrease in aggregate distributions to the Partnership's owner and partners. The Partnership's financing activities for periods prior to the Offering were limited to distributions of cash to Pioneer.

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Liquidity. The Partnership's principal source of short-term liquidity is cash generated from operations and availability under its Credit Facility. As of June 30, 2009, the Partnership had no outstanding borrowings under its Credit Facility, but due to the net present value covenant in the Credit Facility agreement, it only had access to approximately $190 million of available borrowing capacity. During August 2009, the Partnership borrowed $138.0 million under the Credit Facility and had approximately $135 million of remaining borrowing capacity under the Credit Facility after completing the 2009 Acquisition. The Partnership's borrowing capacity under the Credit Facility is subject to a covenant requiring that the Partnership maintain a specified ratio of the net present value of the Partnership's projected future cash flows from its oil and gas assets to total debt, with the variables on which the calculation of net present value is based (including assumed commodity prices and discount rates) being subject to adjustment by the lenders. As a result, further declines in commodity prices could reduce the Partnership's borrowing capacity under the Credit Facility and could require the Partnership to reduce its distributions to unitholders.

The Partnership expects that its primary sources of liquidity will be cash generated from operations, amounts available under the Credit Facility and, to the extent available, funds from future private and public equity and debt offerings. As discussed above under "Capital commitments," the Partnership Agreement requires that the Partnership distribute all of its available cash to its unitholders and the General Partner. In addition, because the Partnership's proved reserves and production decline continually over time, the Partnership will need to replace production to sustain its level of distributions to unitholders over time. Accordingly, the Partnership's primary needs for cash will be for production growth through drilling initiatives (such as the two-rig drilling program announced in conjunction with the 2009 Acquisition), acquisitions, production enhancements and for distributions to partners. In making cash distributions, the General Partner will attempt to avoid large variations in the amount the Partnership distributes from quarter to quarter. The Partnership Agreement permits the General Partner to establish cash reserves to be used to pay distributions for any one or more of the next four quarters, and for the conduct of the Partnership's business, which includes possible acquisitions. A sustained decline in commodity prices could result in a shortfall in expected cash flows. If cash flow from operations does not meet the Partnership's expectations, the Partnership may reduce its level of capital expenditures, reduce distributions to unitholders, and/or fund a portion of its capital expenditures using borrowings under the Credit Facility, issuances of debt or equity securities or from other sources, such as asset sales or reduced distributions. The Partnership cannot provide any assurance that needed capital will be available on acceptable terms or at all.

The Partnership Agreement allows the Partnership to borrow funds to make distributions. The Partnership may borrow to make distributions to unitholders, for example, in circumstances where the Partnership believes that the distribution level is sustainable over the long-term, but short-term factors have caused available cash from operations to be insufficient to sustain its level of distributions. In addition, the Partnership plans to use derivative contracts to protect the cash flow associated with a significant portion of its production. The Partnership is generally required to settle its commodity derivatives within five days of the end of a month. As is typical in the oil and gas industry, the Partnership does not generally receive the proceeds from the sale of its production until 45 to 60 days following the end of the month. As a result, when commodity prices increase above the fixed price in the derivative contracts, the Partnership will be required to pay the derivative counterparty the difference between the fixed price in the derivative contract and the market price before the Partnership receives the proceeds from the sale of its production. If this occurs, the Partnership may make working capital borrowings to fund its distributions.

New accounting pronouncements. In September 2006, the FASB issued SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. In February 2008, the FASB issued FSP FAS 157-2. FSP FAS 157-2 delayed the effective date of SFAS 157 for nonfinancial assets and liabilities until fiscal years beginning after November 15, 2008, except for items that were recognized or disclosed at fair value in the financial statements on a recurring basis at least annually. On January 1, 2008, the Partnership adopted the provisions of SFAS 157 as they pertain to financial assets and liabilities. See Note C of Notes to Recast Interim Financial Statements included in Exhibit 99.7 to this Report for additional information regarding the Partnership's adoption of SFAS 157. On January 1, 2009, the Partnership adopted the provisions of SFAS 157 that were delayed by FSP FAS 157-2.

In December 2007, the FASB issued SFAS 141(R). SFAS 141(R) replaced SFAS 141 and provides greater consistency in the accounting and financial reporting of business combinations. SFAS 141(R) requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction and any noncontrolling interest in the acquired entity at the acquisition date, measured at their fair values as of the date that the acquirer achieves control over the business acquired. This includes the measurement of the acquirer unit or shares issued in consideration for a business combination, the recognition of contingent consideration, the recognition of pre-acquisition contractual and certain non-contractual gain and loss contingencies, the recognition of capitalized research and development costs and the recognition of changes in the acquirer's income tax valuation allowance and deferred taxes. The provisions of SFAS 141(R) also require that restructuring costs resulting from the business combination that the acquirer expects but is not required to incur and costs incurred to effect the acquisition be recognized separate from the business combination. The Partnership became subject to the provisions of SFAS 141(R) on January 1, 2009.

In March 2008, the FASB issued SFAS 161. SFAS 161 changed the disclosure requirements for derivative instruments and hedging activities by requiring entities to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. The Partnership adopted the provisions of SFAS 161 on January 1, 2009. See Note H of Notes to the Supplemental Interim Financial Statements included in Exhibit 99.7 to this Report for derivative disclosures provided in accordance with SFAS 133 and SFAS 161.

In May 2008, the FASB issued SFAS 162. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements presented in conformity with GAAP. SFAS 162 became effective for the Partnership on November 15, 2008. The adoption of SFAS 162 did not have a significant impact on the Partnership's financial statements.

In June 2008, the FASB issued FSP EITF 03-6-1 which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the net income (loss) allocation in computing basic net income (loss) per unit under the two-class method prescribed under SFAS 128. The Partnership adopted the provisions of FSP EITF 03-6-1 on January 1, 2009. All share-based payments of the Partnership’s common units represent grants of outstanding common units by the General Partner. Consequently, the Partnership had no participating share-based payments under the provisions of FSP EITF 03-6-1 during the three and six months ended June 30, 2009 and 2008.

In December 2008, the SEC released the Reserve Ruling. The Reserve Ruling revises oil and gas reporting disclosures. The Reserve Ruling also permits the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserves volumes. The Reserve Ruling will also allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor, (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit and (iii) report oil and gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Reserve Ruling becomes effective for annual reports on Forms 10-K for fiscal years ending on or after December 31, 2009. During February 2009, the FASB announced a project to amend SFAS 19 to conform to the Reserve Ruling. The Partnership is currently assessing the impact that adoption of the provisions of the Reserve Ruling will have on its financial position, results of operations and disclosures.

In April 2009, the FASB issued FSP FAS 107-1, which amends FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments" and Accounting Principles Board Opinion No. 28, "Interim Financial Reporting". FSP FAS 107-1 requires fair value disclosures by publicly traded companies of financial instruments for interim reporting purposes. The Partnership adopted FSP FAS 107-1 in the first half of 2009. See Note C of Notes to Recast Interim Financial Statements included in Exhibit 99.7 to this Report for disclosures about the fair values of the Partnership's financial instruments.

In April 2009, the FASB issued FSP FAS 157-4, which provides additional guidelines for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have decreased and guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 was adopted by the Partnership during the first half of 2009 and did not have a material impact on the Partnership's fair value measurements.

In May 2009, the FASB issued SFAS 165. SFAS 165 provides additional guidelines for disclosing subsequent events in an issuer's financial statements and further requires an issuer to disclose a finite time period for which the company has evaluated subsequent events. SFAS 165 was adopted by the Partnership during the first half of 2009 and did not have a significant impact on the Partnership's recognition or disclosure of subsequent events.

In June 2009, the FASB issued SFAS 168. SFAS 168 replaces SFAS 162 and identifies the sources of accounting guidance and the framework for selecting the principles to be used in the preparation of financial statements presented in conformity with GAAP. On the effective date of SFAS 168, the codification prescribed in SFAS 168 will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in SFAS 168 will become non-authoritative. SFAS 168 is effective for interim and annual reporting periods ending after September 15, 2009 and is not expected to have a material impact on the Partnership's financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The following quantitative and qualitative disclosures about market risk are supplementary to the quantitative and qualitative disclosures provided in the Partnership's Annual Report on Form 10-K for the year ended December 31, 2008. As such, the information contained herein should be read in conjunction with the related disclosures in the Partnership's Annual Report on Form 10-K for the year ended December 31, 2008.

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about the Partnership's potential exposure to market risks. The term "market risks", insofar as it relates to currently anticipated transactions of the Partnership, refers to the risk of loss arising from changes in commodity prices and interest rates. These disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how the Partnership views and manages ongoing market risk exposures. All of the Partnership's market risk sensitive instruments are entered into for purposes other than speculative.

Due to the historical volatility of commodity prices, the Partnership expects that it will continue to be a party to various derivative instruments to manage its exposure to the volatility of commodity market prices. The Partnership has adopted a policy that contemplates using derivative contracts to protect the prices for approximately 65 to 85 percent of expected production for a period of up to five years, as appropriate. Implementation of this policy is expected to mitigate, but will not eliminate, the Partnership's sensitivity to short-term changes in commodity prices. The Credit Facility requires the Partnership to enter into derivative price risk arrangements for not less than 65 percent (nor more than 85 percent) of the Partnership's projected oil, NGL and gas production attributable to proved developed producing reserves through December 31, 2010.

Associated with the purchase of the 2009 Acquisition, Pioneer assigned certain commodity derivative contracts to the Partnership on August 31, 2009. The assigned derivative instruments represented a net liability of $5.2 million on August 31, 2009. See the footnotes to the tabular disclosures in "Quantitative Disclosures" for information regarding the assigned derivative contracts.

The Partnership generally uses swap, collar and three-way collar derivative contracts to mitigate the impact of declines in commodity prices on its cash available for distributions. All contracts will be settled with cash and do not require the delivery of physical volumes to satisfy settlement. While in times of higher commodity prices this strategy may result in the Partnership having lower net cash inflows than would be the case if these instruments were not utilized, management believes the risk reduction benefits of this strategy outweigh the potential costs. As of June 30, 2009, the Partnership has entered into derivative price risk arrangements for approximately 75 percent, 70 percent and 45 percent of the Partnership's expected production in 2009, 2010 and 2011, respectively. Although mitigated by the Partnership's derivative price risk arrangements, the decline in commodity prices from their highs in 2008 will reduce the Partnership's revenues and distributable cash. Recent uncertainties in worldwide financial markets may have the effect of reducing liquidity in the financial derivatives market, which may hamper the Partnership's ability to enter into future derivative price risk arrangements under acceptable terms. See Management's Discussion and Analysis of Interim Supplemental Financial Condition and Results of Operations.

The Partnership may, to the extent available in the financial markets, borrow under fixed rate and variable rate debt instruments that give rise to interest rate risk. The objective in borrowing under fixed or variable rate debt is to meet capital requirements for growth while minimizing the Partnership's costs of capital.

The following table reconciles the changes that occurred in the fair values of the Partnership's open derivative contracts during the six months ending June 30, 2009 (in thousands):

Derivative
Contract Net
Assets (a)

Fair value of contracts outstanding as of December 31, 2008	$117,065
Changes in contract fair value	(21,225)
Contract maturities	(27,551)
Fair value of contracts outstanding as of June 30, 2009	$68,289

_____________

(a)	Represents the fair values of open derivative contracts subject to market risk.

         The following table provides information about the Partnership's oil, NGL and gas derivative financial instruments that were sensitive to changes in oil, NGL or gas prices as of June 30, 2009:

				Net Asset
	Six Months			Fair
	Ending			Value at
	December 31,	Year Ending December 31,		June 30,
	2009	2010	2011	2009 (a)
				(in thousands)
Oil Derivatives (b):
Swap contracts:
Volume (Bbls per day)	2,500	2,000	-	$29,112
Price per Bbl	$99.26	$98.32	$-
Collar contracts:
Volume (Bbls per day)	-	-	2,000	$27,322
Price per Bbl	$-	$-	$115.00-$170.00
Average forward NYMEX oil prices (c)	$70.07	$73.24	$76.61
NGL Derivatives (d):
Swap contracts:
Volume (Bbls per day)	750	750	-	$7,227
Price per Bbl	$53.80	$52.52	$-
Average forward Mont Belvieu NGL prices (c)	$37.19	$37.55	$-
Gas Derivatives (e):
Swap contracts:
Volume (MMBtus per day)	2,500	2,500	-	$4,628
Price per MMBtu (f)	$8.52	$8.14	$-
Average forward index gas prices (c)	$5.29	$6.22	$-

_____________

(a)

In accordance with FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," the Partnership classifies the fair value amounts of derivative assets and liabilities executed under master netting arrangements as net derivative assets or net derivative liabilities, as the case may be. The net asset and liability amounts shown above have been provided on a commodity contract-type basis, which may differ from their master netting arrangements classifications.

(b)

Subsequent to June 30, 2009 and as of August 31, 2009, the Partnership entered into the following additional non-hedge oil derivative contracts: (i) swap contracts for 750 Bbls per day of the Partnership’s 2009 production subsequent to the 2009 Acquisition at an average price of $69.35 per Bbl, 500 Bbls per day of the Partnership’s 2010 production at an average price of $73.45 per Bbl, 750 Bbls per day of the Partnership’s 2011 production at an average price of $77.25 per Bbl, 3,000 Bbls per day of the Partnership’s 2012 production at an average price of $79.32 per Bbl and 3,000 Bbls per day of the Partnership’s 2013 production at an average price of $81.02 per Bbl (ii) three-way collars for 1,000 Bbls per day of the Partnership’s 2010 production with call, put and short put per-Bbl prices of $87.75, $70.00 and $55.00, respectively, 1,000 Bbls per day of the Partnership’s 2011 production with call, put and short put per-Bbl prices of $99.60, $70.00 and $55.00, respectively, 1,000 Bbls per day of the Partnership’s 2012 production with call, put and short put per-Bbl prices of $103.50, $80.00 and $65.00, respectively, and 1,000 Bbls per day of the Partnership’s 2013 production with call, put and short put per Bbl prices of $111.50, $83.00 and $68.00, respectively.

(c)

The average forward NYMEX oil prices are based on October 7, 2009 market quotes. The average forward index gas prices are based on October 7, 2009 NYMEX market quotes and estimated El Paso Natural Gas (Permian Basin) differentials to NYMEX prices. Forward Mont Belvieu–posted-prices are not available as formal market quotes. These forward prices represent estimates as of October 6, 2009 provided by third parties who actively trade in the derivatives.

(d)

Subsequent to June 30, 2009 and as of August 31, 2009, the Partnership entered into the following additional non-hedge NGL derivative swap contracts: 750 Bbls per day of the Partnership’s 2011 production at an average price of $34.65 per Bbl and 750 Bbls per day of the Partnership’s 2012 production at an average price of $35.03 per Bbl.

(e)

Subsequent to June 30, 2009 and as of August 31, 2009, the Partnership entered into the following additional non-hedge gas swap contracts: 2,500 MMBtu per day of the Partnership’s 2009 production subsequent to the 2009 Acquisition at an average per-MMBtu price of $4.48, 2,500 MMBtu per day of the Partnership’s 2010 production at an average per-MMBtu price of $5.87, 2,500 MMBtu per day of the Partnership’s 2011 production at an average per-MMBtu price of $6.65, 2,500 MMBtu per day of the Partnership’s 2012 production at an average per-MMBtu price of $6.77 and 2,500 MMBtu per day of the Partnership’s 2013 production at an average per-MMBtu price of $6.89.

(f)

To minimize basis risk, the Partnership enters into basis swaps to convert the index prices of those swap contracts from a NYMEX index to an El Paso Natural Gas (Permian Basin) posting index, which is highly correlated with the indexes where the Partnership's forecasted gas sales are expected to be priced.